Exhibit 4.1

                                  AMENDMENT TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT


           This Agreement (the "Amendment"), dated as of February 15, 1999, is entered into by and between Great Lakes Chemical Corporation, a Delaware corporation (the "Company"), and Harris Trust Company of New York, a New York corporation, as Rights Agent (the "Rights Agent").

           WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of September 7, 1989, as amended and restated as of December 7, 1995 (the "Agreement");

           WHEREAS, the Company wishes to amend the Agreement; and

           WHEREAS, Section 26 of the Agreement provides, among other things, that prior to the Distribution Date (as such term is defined in the Agreement) the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of certificates representing Common Shares.

           NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

        1. Section 23(b) of the Agreement is deleted and restated to read in its entirety as follows:

   "(b) At the time and date of effectiveness set forth in any resolution of the Board of Directors of the Company ordering the redemption of the Rights, without any further action and without any further notice, the right to exercise the Rights will terminate and the only rights thereafter of the holders of Rights shall be to receive the redemption price; provided, however, that such resolution of the Board of Directors of the Company may be revoked, rescinded or otherwise modified at any time prior to the time and date of effectiveness set forth in such resolution. After the action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and to the holders of the then-outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner provided in this Agreement shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the redemption price will be made. In any case, failure to give such notice by mail, or any defect in the notice, to any particular holder of Rights shall not affect the sufficiency of the notice to other holders of Rights."

        2. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

        3. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        4. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.




                          [Signature Page Follows]



        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


 Attest:                     GREAT LAKES CHEMICAL CORPORATION


 By /s/ Karen Witte Duros    By /s/ Mark E. Tomkins
    ---------------------       -------------------------
 Name:  Karen Witte Duros    Name:  Mark E. Tomkins
 Title: Assistant General    Title: Senior Vice President
        Counsel                     and Chief Financial Officer


 Attest:                     HARRIS TRUST COMPANY OF NEW YORK,
                             as Rights Agent


 By /s/ Arlene M. Kaminski   By /s/ Dennis M. Sneyers
    ----------------------      --------------------------
 Name:  Arlene M. Kaminski   Name:   Dennis M. Sneyers
 Title: Trust Officer        Title:  Vice President